Exhibit 99

B. F. SAUL REAL ESTATE
Investment Trust

7501 WISCONSIN AVENUE, SUITE 1500E, BETHESDA, MARYLAND 20814
(301) 986-6000

October 16, 2014

Saul Holdings Limited Partnership
7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814
Attn: Scott V. Schneider, Senior Vice President and Chief Financial Officer

RE:    Shared Third Party Pre-Development Costs for Twinbrook area properties

Mr. Schneider:
As you know, on February 19, 2014, the B.F. Saul Real Estate Investment Trust (the “Trust”) purchased approximately 6.75 acres of land at 1592 Rockville Pike, Rockville, Maryland (the “Trust Twinbrook Property”). The Trust understands that Saul Holdings Limited Partnership (“Holdings”) owns, through subsidiaries, properties (the “Holdings Twinbrook Property”) nearby and adjacent to the Trust Twinbrook Property, as more fully described on Schedule 1 to this letter. Further, the Trust understands that Holdings has engaged third party consultants, including but not limited to architects, civil engineers, and land use counsel to assist Holdings in planning a future development of the Holdings Twinbrook Property (such services, the “Pre-Development Services”).

As we have discussed, it will be more efficient for the Trust and Holdings to share Pre-Development Services for their respective Twinbrook Properties. To that end, this letter agreement memorializes our understanding with respect to sharing such costs:

1)
Holdings will inform the third party consultants that the Trust Twinbrook Property will be included in the scope of the Pre-Development Services. Holdings will manage the consultants providing such services, and provide the Trust with regular notice of developments and advance notice of any progress meetings. The Trust may send a representative to attend progress meetings and participate fully in discussions.

2)
Third-party consultants will invoice Holdings and the Trust’s on pro rata basis for Pre-Development Services, with such share to be determined by dividing the acreage of each respective Twinbrook Property by the acreage of the Trust Twinbrook Property and Holdings Twinbrook Property combined, as set forth on Schedule 1. The Trust and Holdings agree that Schedule 1 will be amended by the mutual agreement of the parties to include additional land parcels that either the Trust or Holdings may acquire in the future, with the pro rata share of each party to be adjusted as of the date of the amendment.

3)	Neither the Trust nor Holdings will advance funds to the other for Pre-Development Services costs.

4)
Prior to the end of 2015, the Trust and Holdings will discuss extending the terms of this letter agreement for 2016. Such extension will be subject to the joint approval of a 2016 budget for Pre-Development Services, and may include changing the allocation method set forth in paragraph 2 if the Trust and Holdings agree that a different allocation method would be more appropriate for 2016.

Please indicate your agreement and acceptance of the terms of this letter by signing where indicated below and returning one executed copy of this letter to me. Upon execution by both parties, this agreement will be effective.

Sincerely yours,

/s/ Patrick T. Connors
Patrick T. Connors
Vice President

AGREED AND APPROVED:

Saul Holdings Limited Partnership

By: Saul Centers, Inc., General Partner

By:/s/ Scott V. Schneider
    Name: Scott V. Schneider, Senior Vice President
and Chief Financial Officer

Saul Holdings Limited Partnership	SF	Acres	Pro Rata Share
1500-1570 Rockville Pike (Lot 2, Block A)	292,549	6.71600	
1580 Rockville Pike (Lot 17, Block A)	52,156	1.19733	
1582 Rockville Pike (Lot 5, Block A)	57,807	1.32707	
1584 Rockville Pike (Lot 7, Block A)	46,619	1.07023	
Subtotal	449,131	10.31063	60.4%
B. F. Saul Real Estate Investment Trust	SF	Acres	Pro Rata Share
1586-1610 Rockville Pike (Lot 24, Block A)	294,393	6.75833	39.6%
Total	743,524	17.06896	100%

Schedule 1

PART OF LOT 2, BLOCK A THE PIKE PLAT NO. 8037 6.71600 ACRES (PER SURVEY)
LOT 17, BLOCK A THE PIKE PLAT NO. 11607 1.19733 ACRES (PER SURVEY)
LOT 5, BLOCK A THE PIKE PLAT NO. 9008 1.32707 ACRES (PER PLAT)
LOT 7, BLOCK A THE PIKE PLAT NO. 9266 1.07023 ACRES (PER PLAT)
BEING PART OF LOT 24, BLOCK A THE PIKE PLAT NO. 19548 6.75833 ACRES (PER SURVEY)
LOT 25, BLOCK A THE PIKE PLAT NO. 22661 1.29589 ACRES (PER PLAT)
ROCKVILLE PIKE
CONGRESSIONAL LANE
HALPINE AVE

#1500–#1616 ROCKVILLE PIKE

JANUARY 2014

ROCKVILLE ELECTION DISTRICT
MONTGOMERY COUNTY, MARYLAND